UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to

Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 4, 2016

Cooper Tire & Rubber Company

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-04329 (Commission File Number)	34-4297750 (IRS Employer Identification No.)

701 Lima Avenue, Findlay, Ohio (Address of principal executive offices)	45840 (Zip Code)

Registrant's telephone number, including area code: (419) 423-1321

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

On January 4, 2016, Cooper Tire (China) Investment Co., Ltd. (“Cooper China”), a wholly owned subsidiary of Cooper Tire & Rubber Company (“CTB”), and Cooper Tire Holding Company (together with Cooper China, the “Cooper Parties”), a wholly owned subsidiary of CTB, entered into an agreement (the “Equity Transfer Agreement”) by and among the Cooper Parties, Qingdao Yiyuan Investment Co., Ltd. (“Yiyuan”), Li Xinhu (together with Yiyuan, the “Sellers”) and Qingdao Ge Rui Da Rubber Co., Ltd. (the “Company”) regarding the Cooper Parties’ purchase of a majority of the Company’s equity interests from the Sellers (the “Equity Transfer”). Upon the consummation of the Equity Transfer, the Company will be converted into a Sino-foreign equity joint venture and renamed Cooper (Qingdao) Tire Co., Ltd. Concurrently with the execution of the Equity Transfer Agreement, the Cooper Parties and Yiyuan entered into an equity joint venture contract (the “Equity Joint Venture Contract”) governing the joint venture relationship between Yiyuan and the Cooper Parties with respect to the Company from and after the closing of the Equity Transfer, and the Cooper Parties, the Company and Yiyuan entered into a capital increase agreement (the “Capital Increase Agreement”), governing certain obligations of the Cooper Parties to provide capital funding to the Company after the closing of the Equity Transfer. While the Equity Joint Venture Contract and the Capital Increase Agreement were entered into on January 4, 2016, such agreements will not become effective until the consummation of the Equity Transfer. After the completion of all of the transactions contemplated by the Equity Transfer Agreement and the Capital Increase Agreement, CTB will indirectly own 65 percent of the Company in exchange for payments which will total approximately 600 million RMB.

Equity Transfer Agreement

The Equity Transfer Agreement includes customary representations, warranties and covenants, as well as covenants restricting the Company from taking certain corporate actions in between signing of the Equity Transfer Agreement and the closing of the Equity Transfer. The Equity Transfer Agreement also contains customary indemnification obligations of each party with respect to breaches of their respective representations, warranties, covenants and agreements. Consummation of the Equity Transfer is subject to the satisfaction or waiver of certain closing conditions, including, among other matters: (i) the absence of breaches of representations, warranties or covenants; (ii) receipt of certain government approvals and permits; (iii) the absence of proceedings or litigation that, if adversely determined, would have an impact on the Company’s business; (iv) the absence of any law, order or injunction that would make the Equity Transfer illegal or otherwise prohibit or prevent the consummation of the Equity Transfer; (v) the absence of a material adverse effect occurring with respect to the business of the Company; and (vi) the delivery of certain other agreements, documentation and approvals before or at the closing of the Equity Transfer.

The Equity Transfer Agreement may be terminated prior to the closing of the Equity Transfer: (i) by either the Sellers or the Cooper Parties in the event that (a) there is a breach of a representation, warranty or covenant and such breach is not cured or curable upon thirty days notice or prior to December 31, 2016, or (b) certain conditions have not been satisfied or waived by December 31, 2016; (ii) by the Cooper Parties if certain certificates, permits and approvals are not obtained by June 30, 2016; (iii) by the written agreement of the Sellers and the Cooper Parties, or (iv) by either the Sellers or the Cooper Parties if closing has not occurred by December 31, 2016.

Equity Joint Venture Contract

The Equity Joint Venture Contract governs the joint venture relationship between Yiyuan and the Cooper Parties, including the parties’ respective governance rights, with respect to the Company. The Equity Joint Venture Contract also contains customary representations, warranties and covenants, including a right of first offer in favor of the Cooper Parties and a mutual right of first refusal if either party wishes to sell its ownership interest in the Company. The Equity Joint Venture Contract may be terminated (i) by either Yiyuan or the Cooper Parties if, among other things, (a) there is a failure by the other party to perform any of its material obligations under the Equity Joint Venture Contract or if any of its representations or warranties are materially untrue or inaccurate, or (b) the Company has failed to comply with its obligations with respect to anti-corruption, competition and export control laws; or (ii) by the Cooper Parties if, among other things, Yiyuan or certain of its affiliates have taken certain actions relating to anti-corruption, competition and export control laws.

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Capital Increase Agreement

The Capital Increase Agreement includes certain obligations of the Cooper Parties to contribute additional capital to the Company as noted above. The consummation of the transactions contemplated by the Capital Increase Agreement are subject to customary conditions, including the receipt of certain governmental approvals.

Item 8.01.      Other Events.

On January 6, 2016, CTB announced the entry into the Equity Transfer Agreement. The full text of the press release and related slide presentation are included as Exhibit 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated into this Item 8.01 by reference.

Item 9.01.      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated January 6, 2016.

99.2	Slide Presentation dated January 6, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COOPER TIRE & RUBBER COMPANY

By:	/s/ Jack Jay McCracken
Name: Jack Jay McCracken
Title: Assistant General Counsel and Assistant Secretary

Dated:  January 6, 2016

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EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated January 6, 2016.

99.2	Slide Presentation dated January 6, 2016.

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